Exhibit (a)(1)(E)
Offer to Purchase for Cash

by

TORO CORP.

of

Up to 4,500,000 Shares of Its Common Stock

at a Purchase Price of $2.75

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., EASTERN TIME, ON AUGUST 7, 2025

UNLESS THE OFFER IS EXTENDED.
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated July 10, 2025 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by TORO CORP., a Marshall Islands corporation (the “Company”), to purchase for cash up to 4,500,000 shares of its common stock, par value of $0.001 per share, at a price of $2.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company.
The Company will purchase all shares properly tendered before the Expiration Time (as defined in the Offer to Purchase) and not properly withdrawn at the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, on the terms and subject to the conditions of the Offer, including its proration provisions. All shares acquired in the Offer will be acquired at the same purchase price. The Company reserves the right, in its sole discretion, to purchase more than 4,500,000 shares in the Offer, subject to applicable law. The Company will return shares not purchased because of proration provisions to the tendering shareholders at the Company’s expense promptly after the Offer expires. See Sections 1 and 3 of the Offer to Purchase.
If the number of shares properly tendered is less than or equal to 4,500,000 shares, the Company will, on the terms and subject to the conditions of the Offer, purchase at the purchase price all shares so tendered.
On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 4,500,000 shares are properly tendered, the Company will buy shares on a pro rata basis from all shareholders who properly tender shares. See Sections 1 and 3 of the Offer to Purchase.
We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.
Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.
Please note the following:
1.	You may tender your shares at the purchase price of $2.75 per share, as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and without interest.
2.	You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.
3.
The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions, including proration and “odd lot” provisions, set forth in Section 6 of the Offer to Purchase.

4.	The Offer, withdrawal rights and proration period will expire at the end of the day, 5:00 P.M., Eastern Time, on August 7, 2025, unless the Company extends the Offer.
5.	The Offer is for 4,500,000 shares, constituting approximately 24% of the total number of issued shares of the Company’s common stock as of July 9, 2025.
6.
Tendering shareholders who are registered shareholders or who tender their shares directly to Broadridge Corporate Issuer Solutions LLC will not be obligated to pay any brokerage commissions or fees to the Company or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at the end of the day, 5:00 P.M., Eastern Time, on August 7, 2025 unless the Offer is extended.
The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock. The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable.
The Company’s Board of Directors has approved the Offer. However, neither the Company, nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. You should discuss whether to tender your shares with your broker or other financial or tax advisor.
The Company’s directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation, to do so.
If the Offer is oversubscribed, the Company will purchase shares on a pro rata basis from all shareholders who properly tender shares at the purchase price. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by

TORO CORP.

of

Up to 4,500,000 Shares of its Common Stock

at a Purchase Price of $2.75
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 10, 2025 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by TORO CORP., a Marshall Islands corporation (the “Company”), to purchase for cash up to 4,500,000 shares of its common stock, par value of $0.001 per share, at a price, net to the seller in cash, less any applicable withholding tax and without interest, of $2.75 per share, specified by the undersigned, on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.
The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at the price per share indicated below, on the terms and subject to the conditions of the Offer.
In participating in the Offer to purchase for cash, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s common stock is unknown and cannot be predicted with certainty; (4) any foreign exchange obligations triggered by the undersigned’s tender of shares or the recipient of proceeds are solely his or her responsibility; and (5) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.
The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.
The undersigned understands that the Company holds certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any shares of stock held in the Company, details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his or her stock ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom held any shares of stock. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Company.
Number of shares to be tendered by you for the account of the undersigned:        shares*
* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.